Exhibit 10.14

YESWAY, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.Establishment and Purpose

This Executive Severance Plan (the “Plan”) was originally established by the Board of Managers of BW Gas & Convenience Holdings, LLC effective as of May 31, 2022 and amended and assumed by Yesway, Inc. (together with its subsidiaries and affiliates that may employ Participants from time to time, the “Company”) as of April 21, 2026 (the “Effective Date”). The purpose of this Plan is to promote the interests of the Company and its equityholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee pension benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-23 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan).

2.Definitions and Construction

2.1Definitions.  Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A.

2.2Construction.  Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.Participation

The Participants are the executive-level employees of the Company Group who are designated by the Administrator (in a settlor, not fiduciary capacity), to participate in this Plan from time to time and who have executed and delivered a Participation Letter to the Company. The Administrator may designate (in a settlor, not fiduciary capacity), such employees by name, title, position, function, salary band, any other category deemed appropriate thereby, or any combination of the foregoing from time to time.  A list of Participants is set forth on Appendix B hereto (as such Appendix B may from time to time be amended by the Administrator).  In addition, as a condition to participation in this Plan, each individual agrees to be bound by, the terms and conditions of this Plan.

4.Termination of Employment Without Cause or For Good Reason

In the event of a Participant’s Termination of Employment by the Company without Cause (other than due to death or Disability) or by Participant for Good Reason, in each case, at any time, the Participant shall be entitled to receive the compensation and benefits described in this Section

4.

4.1Accrued Obligations.  The Participant shall be entitled to receive any accrued but unpaid annual base salary, unreimbursed business expenses incurred in accordance with the Company Group’s policies, or other amounts earned or accrued through the Participant’s Termination of Employment under the Company Group’s applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law (the rights to such payments, the “Accrued Obligations”). For purposes of this Section 4.1, a Participant shall have the right to receive an annual cash bonus with respect to the year prior to the year in which the Participant’s Termination of Employment occurs if such bonus has been “earned”, as determined by the Administrator in its sole discretion, and is as yet unpaid. The Accrued Obligations shall be payable on their respective scheduled payment dates in accordance with their terms.

4.2Severance Benefits.  Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, and subject to the Participant’s compliance with the restrictive covenants set forth in Section 9 herein, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(a)Severance Payment.  The Company shall pay the Participant a single lump sum cash payment equal to the product of (i) the Participant’s Severance Multiplier and (ii) the Participant’s Severance Payment, payable within thirty (30) days after the date of the Participant’s Termination of Employment.

(b)COBRA Premiums.  If such Participant timely and properly elects continuation coverage under the Company’s group health plans (other than its health care flexible spending account) pursuant to COBRA, then the Company shall directly pay or, at its election, reimburse the Participant (subject to the Company’s reimbursement procedures) for COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels in effect on the Participant’s Termination of Employment) for the period commencing on such Termination of Employment and ending on the earliest of (i) the number of years (or partial years, if applicable) thereafter equal to the Severance Multiplier, (ii) the date such Participant is no longer eligible for COBRA continuation coverage, and (iii) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Participant must notify the Company immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof).

(c)Equity. Notwithstanding the terms of any equity award agreements to the contrary, Participant’s equity awards outstanding as of the date of Participant’s Termination of

Employment, if any, will remain outstanding and eligible to vest through the date ending on the last day of the applicable Severance Period without regard for any requirement of continued employment, with any such equity awards subject to performance or other non-time based vesting criteria being eligible to vest based on the actual achievement of such performance criteria (and, for the avoidance of doubt, any such award which does not become vested based on the actual achievement of applicable performance criteria by the earlier of the last day of the applicable performance period or the last day of the applicable Severance Period will be automatically forfeited without payment therefor as of the last day of the applicable Severance Period).

5.Termination of Employment Upon death or disability

In the event of a Participant’s Termination of Employment as a result of termination by the Company due to death or Disability, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1Accrued Obligations.  The Participant shall be entitled to receive the Accrued Obligations.

6.Termination of Employment For Cause or Without Good Reason

In the event of a Participant’s Termination of Employment by the Company for Cause or by Participant without Good Reason, the Participant shall be entitled to receive only the Accrued Obligations and shall not be entitled to any severance compensation or benefits hereunder or otherwise.

7.Federal Excise Tax Under Section 4999 of the Code

Unless a written employment agreement between a Participant and a member of the Company Group in effect at the time of the Participant’s Termination of Employment provides otherwise for the treatment of excess parachute payments under Section 280G of the Code and the Treasury Regulations thereunder (“Section 280G”):

7.1Private Company.  In the event the Company or applicable member of the Company Group is not a Publicly Listed Company and the applicable provisions of Section 280G (including the provisions of Treasury Regulations Section 1.280G-1, Q&A-7) are available to the Company, if any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would be a “parachute payment” within the meaning of Section 280G and would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, if the Participant executes a customary waiver of the right to receive such Payments subject to obtaining stockholder approval in accordance with Section 280G, then the Company shall use commercially reasonable efforts to solicit the approval of the appropriate entity’s stockholders in a manner intended to satisfy Section 280G(b)(5)(B) of the Code. The determinations to be made with respect to this Section 7.1 shall be made by a 280G Advisor (as described below) and the Company.

7.2Publicly Listed Company. In the event the Company or applicable member of the Company Group is a Publicly Listed Company and in the event that any Payments would subject the Participant to any Excise Tax then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant (the “280G Best Net”).  For purposes of the 280G Best Net, if the Payments must be reduced, then such Payments shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below) and such determination by the Company shall be final, binding and conclusive on the applicable Participant.

7.3Determination by 280G Advisor.  Upon the occurrence of any event that would give rise to any Payments pursuant to this Plan (an “Event”), the Company shall request a determination to be made in connection with the Event by a nationally recognized independent public accounting firm or other third party advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant.  For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination.  The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with their services contemplated by this Section.

8.Entire Plan; Relation to Other Agreements.  Except as otherwise set forth herein or otherwise agreed to in writing between the Company Group and a Participant, the Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group, with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company Group, on the other hand, with respect to the subject matter hereof is hereby superseded and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an employment agreement, employment letter agreement and/or similar agreement or arrangement by and between the Participant and any member of the Company Group), except as otherwise agreed herein.

9.Confidential information, non-competition and Non-solicitation

9.1As an express condition to participation in this Plan, each Participant acknowledges and agrees that such Participant is bound by the provisions of this Section 9.  Notwithstanding any provision of this Plan to the contrary, if a Participant violates any of his or her obligations under this Section 9 (or any similar confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of any member of the Company Group and by which such Participant is bound, the terms of which are incorporated herein by reference (collectively, “Similar Covenants”)), then the Company (and its applicable affiliates) shall be relieved of all obligations to provide or make available any further payments or benefits to the Participant pursuant to this Plan, and the Company may require the Participant to repay or forfeit to the Company (on a pre-tax or after-tax basis) any such payments or benefits that the Participant was previously provided by the Company or any of its affiliates. For the avoidance of doubt, each Participant shall remain obligated to comply with any Similar Covenants in addition to the provisions of this Section 9.

9.2Each Participant agrees that the Participant shall not use for the Participant’s own purpose or for the benefit of any person or entity (including, without limitation, a Competing Business (as defined below)) other than the Company Group or its respective equityholders or affiliates, nor shall the Participant otherwise disclose to any individual or entity at any time while the Participant is employed by the Company Group or thereafter any Proprietary Information of the Company Group unless such disclosure (a) has been authorized by the Administrator; (b) is reasonably required within the course and scope of the Participant’s employment with the Company; or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. “Proprietary Information” shall mean (a) the name or address of any customer, supplier or parent or subsidiary entity of the Company Group or any information concerning the transactions or relations of any customer, supplier or parent or subsidiary of the Company Group or any of its equityholders; (b) any information concerning any product, service, technology or procedure offered or used by the Company Group, or under development by or being considered for use by the Company Group; (c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company Group; (d) any inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company Group’s business developed by the Participant alone or in conjunction with others; and (e) any other information which the Administrator has determined by resolution and communicated to the Participant in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of the Participant in violation of the restrictive covenants set forth in this Section 9 or any Similar Covenants. The Participant is hereby provided with written notice of immunity under the U.S. Defend Trade Secrets Act, which states: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.3The Participant acknowledges that in the course of the Participant’s employment with the Company Group the Participant will become familiar with Proprietary Information and that the Participant’s services will be of special, unique and extraordinary value to the Company Group.  The covenant set forth in this Section 9.3 (the “Non-Competition Covenant”) shall become effective ten (10) business days after the Participant receives a copy of this Plan and signs a Participation Letter. The Participant acknowledges that, in special consideration for the Non-Competition Covenant, the Participant has been provided the benefits and opportunities set forth in this Plan, which the Participant acknowledges and agrees is fair and reasonable consideration independent from the Participant’s employment with the Company. The Participant acknowledges, and the Company is herein advising the Participant in writing, that the

Participant has the right to consult with the Participant’s counsel prior to signing the Participation Letter.

(a)During the Participant’s employment with the Company and, if the Participant’s employment is terminated by the Company for Cause or by the Participant for any reason other than for Good Reason, for a period of twelve (12) months immediately following the Participant’s Termination of Employment (the “Non-Competition Restricted Period”), the Participant shall not directly or indirectly, for the Participant’s own benefit or for the benefit of any other individual or entity: (i) operate, control, or engage in or prepare to operate, control or engage in any Competing Business; (ii) own, finance, or invest in any Competing Business, other than as a passive owner of not more than two percent (2%) of the outstanding equity of any entity which is publicly traded or a mutual investment fund, so long as the Participant has no direct or indirect active participation in the business of such entity; or (iii) consult with or render services to any Competing Business, whether as an employee, consultant, contractor, advisor, director, officer, partner, member or in any other capacity (x) which involves the same or similar types of services the Participant performed for the Company at any time during the last two years of the Participant’s employment, (y) which involves executive, operational, financial, or strategic responsibilities, or (z) in which the Participant could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in each city, county, state, territory, country and area in which the Participant provided services or had a material presence or influence at any time during the last two years of the Participant’s employment or in which the Company or other Company Group entity as applicable operates or does business or has plans to operate or do business as of the Participant’s Termination of Employment. For the avoidance of doubt, the Non-Competition Covenant shall not apply to the Participant following the Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(b)In the event the Participant breaches his or her fiduciary duty, if any, to the Company or other Company Group entity or unlawfully takes, physically or electronically, property belonging to the Company or other Company Group entity, in each case as reasonably determined by the Company, the post-termination Non-Competition Restricted Period as defined above shall be extended for twelve (12) additional months, for a maximum period of twenty-four (24) months immediately following the Participant’s Termination of Employment.

(c)The Company agrees to pay the Participant during the post-termination Non-Competition Restricted Period, if any, at a rate that equals fifty (50) percent of the Participant’s highest Base Salary Rate within the two years prior to the Participant’s Termination of Employment, less applicable taxes and withholdings, in accordance with the Company’s regular payroll procedure (the “Garden Leave Payments”); provided, the Company shall not be required to pay any Garden Leave Payments: (i) if the Company in its discretion expressly waives in writing the post-termination Non-Competition Covenant at any time on or prior to the effective date of the Participant’s Termination of Employment; (ii) if the Participant violates the Non-Competition Covenant or other non-competition covenants agreed to by the Participant as reasonably determined by the Company; (iii) during any post-termination Non-Competition Restricted Period that has been increased beyond twelve (12) months for the reasons set forth in Section 9.3(b) above; (iv) if following the Participant’s Termination of Employment the Company and the Participant so mutually agree; or (v) if the Participant’s Termination of Employment is by the Company without Cause or for the Participant for Good Reason or if for any reason by law the Non-Competition Covenant is ineffective following the Participant’s

Termination of Employment. The Participant expressly acknowledges and agrees that, in the event the Company reasonably determines that the Participant has breached the Non-Competition Covenant, the Company may refuse to make any Garden Leave Payments, and the Participant shall immediately return to the Company any Garden Leave Payments already received pursuant to this Section 9.3(c), in addition to and without limiting any other legal or equitable relief available to the Company or other Company Group entity.

9.4During the Participant’s employment with the Company and for a period of twelve (12) months immediately following the Participant’s Termination of Employment for any reason (the “Non-Solicitation Restricted Period”), the Participant shall not directly or indirectly, for the Participant’s own benefit or for the benefit of any other individual or entity: (a) induce or attempt to induce any employee of the Company or other Company Group entity to terminate such employment, or in any way interfere with the employee relationship between the Company Group and any such employee; (b) hire any person who is, or, at any time during the twelve (12)-month period immediately prior to the date of the Participant’s Termination of Employment, was, an employee of the Company or other Company Group entity; (c) solicit business from any customer of the Company or other Company Group entity, or provide or offer to provide any customer of the Company or other Company Group entity any products or services that are competitive with or otherwise similar to any product or service provided or that could be provided by the Company or other Company Group entity, excluding any customers with whom the Participant had no contact or about whom the Participant acquired no information during the Participant’s employment; or (d) induce or attempt to induce any customer, supplier, vendor, or other individual or entity having a business relationship with the Company or other Company Group entity to cease doing business with the Company Group or interfere materially with the relationship between any such person and any Company Group entity. Without limiting the Company Group’s ability to seek other remedies available in law or equity, if the Participant violates any of the provisions of this Section 9.4, the Non-Solicitation Restricted Period shall be extended by one day for each day that the Participant is in violation of such provisions, up to a maximum extension equal to the length of the post-termination Non-Solicitation Restricted Period, so as to give the Company Group the full benefit of the bargained-for length of forbearance.

9.5The Participant agrees not to disparage the Company Group, any of their products or practices, any of their directors, officers, agents, representatives, employees or any of their parent or subsidiary entities, either orally or in writing, at any time; except that nothing herein shall restrict the Participant from making truthful statements (a) in response to a valid subpoena or court order, (b) to a government agency, (c) regarding unlawful acts in the workplace, or (d) which otherwise under applicable law cannot be subject to such a non-disparagement agreement.

9.6The parties hereto agree that the time, duration and area for which the covenants set forth in this Section 9 are to be effective are reasonable.  In the event that any court of competent jurisdiction determines that the time period, area, activity restraint or other term of this Section 9 is unreasonable and unenforceable, the parties agree that such court shall judicially modify such term only to the extent needed to render the covenants reasonable and enforce such covenants as judicially modified.  If any term is deemed unenforceable and incapable of such judicial modification, it shall be severed from this Plan, and all remaining terms enforced. The parties intend that this Section 9 will be deemed to be a series of separate covenants, one for each and every city, county, parish, state, and country and other subdivision thereof.  The Participant agrees that damages are an inadequate remedy for any breach of the covenants in this Section 9 and that the Company will be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Section 9, in addition to and without waiving any monetary or other remedies available at law.  The Participant acknowledges and agrees that this Section 9 (a) is ancillary to a valid employment relationship with the Company or any other member of the Company Group, (b) is reasonably necessary to protect the Company Group’s legitimate business interest (including, without limitation, the Company Group’s customer relationships and Proprietary Information), and (c) does not unreasonably restrict the Participant’s right to work in his or her chosen profession.  Notwithstanding anything to the contrary, nothing herein is intended to or will prohibit the Participant from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

9.7Notwithstanding any other provision to the contrary, the rights and obligations of the parties under this Section 9 shall be governed in all respects by the laws of the Commonwealth of Massachusetts exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Section 9 shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Suffolk County, Massachusetts, and the Participant hereby agrees to consent to the personal jurisdiction of such court. The parties hereto each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Section 9.

10.administration

10.1This Plan is administered by the Administrator. The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.

10.2If the Administrator is required to exercise its powers with respect to an issue that affects only one of the Administrator members, then such member shall recuse themselves and be replaced by the Company’s General Counsel.

10.3The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.

10.4In administering the Plan, the Administrator (and its appointed representative) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. Notwithstanding the discretion granted to the Administrator, if its decision is challenged in a legal proceeding, the Administrator’s interpretations and determinations will be reviewed under a preponderance of the evidence standard.

10.5The Administrator keeps records of this Plan and is responsible for the administration of this Plan.

10.6If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator.

10.7This Section may not be invoked by any employee, the Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.

10.8The Company will pay all costs of administration, except as provided with respect to disputes below.

11.Claims for Benefits

11.1ERISA Plan.  This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

11.2Application for Benefits.  All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Administrator with a copy to the Company’s General Counsel, at the addresses indicated in the “Contacts for Claims and Appeals” section of this Plan.  Applications for Benefits must be in writing on forms acceptable to the Administrator and must be signed by the Participant, beneficiary or other person (the “Claimant”).  A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. Claims for Benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder. The Administrator reserves the right to require the Claimant to furnish such other proof of the Claimant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Administrator.

11.3Appeal of Denial of Claim.

(a)If a Claimant’s claim for Benefits is denied, the Administrator shall provide notice to the Claimant in writing of the denial within ninety (90) days after its submission.  The notice shall be written in a manner calculated to be understood by the Claimant and shall include:

(1)The specific reason or reasons for the denial;

(2)Specific references to the Plan provisions on which the denial is based;

(3)A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions, following a final adverse benefit determination.

(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension, the reason therefor, and the date by which the Administrator expects to render a decision shall be furnished to the Claimant before the end of the initial ninety (90) day period.  In no event shall such extension exceed ninety (90) days.

(c)If a claim for Benefits is denied, the Claimant, at the Claimant’s sole expense, may submit a written appeal of the denial to the Administrator within sixty (60) days of the receipt of written notice of the denial, subject to the temporary COVID-19 extension of deadlines described below, at the address indicated in the “Contacts for Claims and Appeals” section of the Plan.  In pursuing such appeal the Claimant:

(1)will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;

(2)may submit written comments, documents, records and other information relating to the claim; and

(3)will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)The Administrator will conduct a full and fair review of the claim and the initial claim denial. The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period and shall indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the decision on review.  The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and, if the decision on review is a denial of the appealed claim for Benefits, shall include:

(1)The specific reason or reasons for the denial;

(2)Specific references to the Plan provisions on which the denial is based;

(3)A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for Benefits; and

(4)A statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions.

11.4Disputes Subject to Arbitration.  Except as provided in Section 9, any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property.  Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(a)Site of Arbitration.  The site of the arbitration proceeding shall be in Boston, Massachusetts or any other site mutually agreed to by the Company and the Participant.

(b)Costs and Expenses Borne by Company.  All costs and expenses of arbitration shall be paid by the Company.  Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.

11.5If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. In addition, any such judicial proceeding must be filed no later than two (2) years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two (2)-year period, the state’s statute of limitations shall be controlling.

12.No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group.  Except as otherwise established in an employment agreement between the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship.  Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without Cause, and with or without notice except as otherwise provided by Section 14.  Any changes to the Participant’s job duties, reporting obligations, compensation, benefits or other terms of employment shall not modify the Participant’s restrictive covenants set forth in Section 9, which shall continue in full force and effect pursuant to their terms. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time.

13.Successors and Assigns

13.1Successors of the Company.  The Company shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a qualifying Termination of Employment.

13.2Acknowledgment by Company.  If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a qualifying Termination of Employment.

13.3Heirs and Representatives of Participant.  This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries.  If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

14.Notices

14.1General.  For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a)if to the Company:

Yesway, Inc.

2301 Eagle Parkway

Fort Worth, TX 76177

Attention: General Counsel

(b)if to the Participant, at the home address which the Company has its personnel records.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

14.2Notice of Termination.  Any termination by the Company of the Participant’s employment or any resignation by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1.  Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

15.Termination and Amendment of Plan

The Plan may be terminated or amended by the Administrator (acting solely in its settlor, not fiduciary capacity) in its sole discretion; provided, however, that, notwithstanding the foregoing, no termination or amendment of the Plan will affect any rights or obligations to provide payments or benefits due or payable hereunder prior to such termination or amendment; and provided, further, that the Plan may not be amended at any time to substantially reduce payments or benefits due or payable hereunder to a Participant without such Participant’s prior consent.

16.Section 409A

16.1General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A.  If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.  Notwithstanding the foregoing, this Section 16.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guaranty or accept any liability for any tax consequences to the Participants under the Plan.

16.2Specified Employee.  Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death.  On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.

16.3Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a

Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.

16.4Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.

16.5Installments. For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.6Release. Notwithstanding anything to the contrary in the Plan, to the extent that any payments due under the Plan as a result of a Participant’s Termination of Employment are subject to the Participant’s execution of the Release, (a) no such payments shall be made unless and until such Release has been so executed and has become effective and irrevocable, and (b) any payments delayed pursuant to Section 16.6(a) shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Participant’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Participant that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

17.Miscellaneous Provisions

17.1Unfunded Obligation.  Any amounts payable to Participants pursuant to the Plan are unfunded obligations.  The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

17.2No Duty to Mitigate; Obligations of Company.  A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Sections 4.2(c) and 7.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer.  Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

17.3No Representations.  The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

17.4Waiver.  No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan or any Participation Letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.5Choice of Law.  Except as provided in Section 9 above, the Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable the internal laws of the state of Delaware without regard to any conflict of laws provisions shall be controlling in all matters relating to this Plan.

17.6Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

17.7Benefits Not Assignable.  Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.  No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

17.8Tax Withholding.  All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes. Notwithstanding the foregoing, Benefits Continuation payments will not taxable if the medical plan is fully insured. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.

17.9Information to be Furnished by Participants.  Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that the Participant furnishes full, true and complete data, evidence or other information, and that the Participant will promptly sign any document related to the Plan, reasonably requested by the Company.

17.10Consultation with Legal and Financial Advisors.  The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

CONTACTS FOR CLAIMS AND APPEALS

ADMINISTRATOR:	Compensation Committee of the Board of Directors
Yesway, Inc.
2301 Eagle Parkway
Fort Worth, TX 76177

LEGAL PROCESS:	Legal process with respect to the Plan may be served upon
the Administrator (in its capacity as Plan administrator).

GENERAL COUNSEL:	General Counsel
Yesway, Inc.
2301 Eagle Parkway
Fort Worth, TX 76177

APPENDIX A

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a)“Administrator” means the (a) if the Company or applicable member of the Company Group is not a Publicly Listed Company, the Board of Managers of BW Gas & Convenience Holdings, LLC or its authorized designee, or (b) if the Company or applicable member of the Company Group is a Publicly Listed Company, the Compensation Committee of the Board of Directors or its authorized designee.

(b)“Base Salary Rate” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Termination of Employment.

(c)“Board of Directors” means the Board of Directors of Yesway, Inc.

(d)“Cause” with respect to a Participant, means one or more of the following: (A) conviction of a felony involving fraud or dishonesty; or (B) the perpetration of any willful act of fraud against or affecting the Company in the course of Participant’s employment with the Company that has a material adverse effect on the Company. Notwithstanding the foregoing, the Participant’s termination will not be deemed to be for Cause unless (1) the Company provides the Participant with written notice setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute Cause within thirty (30) days after the date of the occurrence of any event that the Company knows or should reasonably have known to constitute Cause and the Company provides Participant with the reasonable opportunity to be heard before the Board of Directors (with Participant’s counsel present) and (2) the Participant fails to cure such acts or omissions within thirty (30) days following his or her receipt of such notice (or ten (10) days following Participant’s hearing before the Board of Directors, if later).

(e)“Change in Control” shall have the meaning ascribed to such term in the Yesway, Inc. 2026 Incentive Award Plan, as may be amended or restated from time to time.

(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(g)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

(h)“Company” means Yesway, Inc., a Delaware corporation, or a Successor that agrees to assume all of the terms and provisions of this Plan or which otherwise becomes bound by operation of law to this Plan.

(i)“Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation, other business entity or affiliate thereof.

(j)“Competing Business” means any business or part thereof that competes with or could reasonably compete with any business of the Company or other Company Group entity which is being conducted or which the Company or other Company Group entity has material plans to conduct as of the Participant’s Termination of Employment, excluding any businesses in which the Participant had no duties or responsibilities and about which the Participant acquired no information during the Participant’s employment.

(k)“Disability” means that the Participant has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Participant, that the Administrator has made a good faith determination that the Participant has become physically or mentally incapacitated or disabled such that the Participant is unable to perform for the Company substantially the same services as the Participant performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of four (4) calendar months in any twelve (12) month period. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Plan.

(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)“Good Reason” means the occurrence of any of the following conditions without the Participant’s consent unless the Company fully corrects the circumstances constituting Good Reason on or prior to the applicable cure period noted below:

(1)a diminution in the Participant’s position, authority, title, duties or responsibilities (including any Board of Directors or similar management entity position), or the assignment to Participant of duties materially inconsistent with his or her position; or

(2)a material reduction in the Participant’s base salary or annual or long term incentive compensation opportunities, as the same may be increased from time to time; or

(3)a material change in the geographic location of the Participant’s principal location as of the date hereof; or

(4)a material breach of this Plan (or any other agreement between the Company and the Participant) by the Company, including without limitation failure to pay any compensation or benefits when due or a failure of the Company to comply with Section 13.1 or Section 13.2 of the Plan.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within thirty (30) days after the date the Participant has actual notice of the occurrence of any event that the Participant knows to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(n)“Participant” means each individual who is listed on Appendix B and has entered into a Participation Letter with the Company.

(o)“Participation Letter” means a letter delivered to a Participant acknowledging his or her participation in the Plan, in substantially the form attached hereto as Appendix C (together with any changes approved by the Administrator), executed and delivered by the Company and a Participant.

(p)“Publicly Listed Company” means that the Company or its Successor (i) is required to file periodic reports pursuant to Section 12 of the Exchange Act and (ii) the shares of common stock (or other securities of the Company) are listed on one or more national securities exchanges (within the meaning of the Exchange Act) or a successor quotation system.

(q)“Release” means a general release of all known and unknown claims against the Company Group and its affiliates and their equityholders, directors, officers, employees, agents, successors and assigns in the Company’s then-applicable form, which for the avoidance of doubt will require continued compliance with any restrictive covenants to which the applicable Participant was subject as of his or her Termination of Employment, and which will include a one-year non-competition covenant.

(r)“Release Deadline” means the date which is twenty-one (21) days following the Participant’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law).

(s)“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(t)“Separation from Service” means a “separation from service” as defined in Section 409A.

(u)“Severance Multiplier” means, with respect to any Participant, the applicable Severance Multiplier set forth on Appendix B.

(v)“Severance Payment” means, with respect to any Participant, the sum of (x) the Participant’s Base Salary Rate, (y) the Participant’s target annual bonus for the year in which such Participant’s Termination of Employment occurs, which shall be reduced by any Garden Leave Payments to which the Participant is eligible and any pay or notice provided under the U.S. Worker Adjustment and Retraining Notification Act and similar state law and (z) the target grant date value of the Participant’s annual equity award for the year in which such Participant’s Termination of Employment occurs, in each case as set forth on Appendix D as of the date hereof and in each case which may be subject to increase (but not decrease) from time to time.

(w)“Severance Period” shall, with respect to any Participant, commence upon such Participant’s Termination of Employment and end after a period of years (or partial years, if applicable) equal to the Participant’s Severance Multiplier; provided that, the Participant’s Severance Period shall not exceed (A) if such Participant is the Company’s Chief Executive Officer, thirty-six (36) months and (B) with respect to any other Participant, eighteen (18) months.

(x)“Specified Employee” means a specified employee of the Company as defined in Section 409A.

(y)“Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(z)“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company Group. For the avoidance of doubt, neither the transfer of employment from one Company Group entity to another without cessation of employment and the reclassification of a Participant from an employee to an independent contractor of the Company Group shall not constitute a Termination of Employment.